Exhibit 99.1

For Immediate Release	NEWS
June 1, 2006	Nasdaq: UAPH

UAP HOLDING CORP. AND UNITED AGRI PRODUCTS, INC. ANNOUNCE CLOSING OF AMENDED CREDIT FACILITIES AND COMPLETION OF TENDER OFFERS FOR THEIR 10 3/4% SENIOR DISCOUNT NOTES DUE 2012 AND 8 1/4% SENIOR NOTES DUE 2011

GREELEY, COLORADO (June 1, 2006) – UAP Holding Corp. (“UAP Holdings”) (Nasdaq: UAPH) and United Agri Products, Inc. (“United Agri Products” and, together with UAP Holdings, the “Companies,” and each, a “Company”) announced today the closing of United Agri Products’ amended credit facilities (the “Amended Credit Facilities”) and the completion of the previously announced tender offers and consent solicitations by the Companies for the 10 3/4% Senior Discount Notes due 2012 issued by UAP Holdings (the “10 3/4% Discount Notes”) and the 8 1/4% Senior Notes due 2011 issued by United Agri Products (the “8 1/4% Notes” and, together with the 10 3/4% Discount Notes, the “Notes”).

On June 1, 2006, United Agri Products amended and restated its senior secured credit facility. The Amended Credit Facilities provide for a new six-year $175 million term loan facility and a five-year senior secured asset based revolving credit facility in an aggregate principal amount of $675 million (the “Revolving Facility”), including $50 million for letters of credit. Availability under the Revolving Facility is subject to a borrowing base formula, which includes availability of an overadvance during certain periods.

The tender offers and consent solicitations expired as scheduled at 9:00 a.m., New York City time, on June 1, 2006 (the “Expiration Date”). The Companies have accepted for purchase $123,055,000 principal amount at maturity of the 10 3/4% Discount Notes (representing approximately 98.4% of the previously outstanding 10 3/4% Discount Notes) and $203,484,703 principal amount of the 8 1/4% Notes (representing approximately 99.9% of the previously outstanding 8 1/4% Notes). The Companies agreed to pay the consent payment to all holders of Notes who validly tendered their Notes in the tender offers prior to the Expiration Date. Accordingly, UAP Holdings paid total consideration of $118,780,069.30 for the 10 3/4% Discount Notes and United Agri Products paid total consideration of $227,168,287.58 for the 8 1/4% Notes. Such payment was financed through borrowings under the Amended Credit Facilities.

As previously reported on May 17, 2006, the Companies, in connection with their tender offers and consent solicitations for the Notes, entered into the supplemental indentures, each dated as of May 17, 2006. The supplemental indentures eliminate most of the restrictive covenants of the indentures governing the Notes and certain other provisions. In connection with the completion of the tender offers and consent solicitations, the supplemental indentures are now effective.

About the Companies

UAP Holding Corp. is the holding company of United Agri Products, Inc., the largest independent distributor of agricultural inputs and professional non-crop products in the United States and Canada. United Agri Products markets a comprehensive line of products, including chemical, seed, and fertilizer, to growers and regional dealers. United Agri Products also provides a broad array of value-added services, including crop management, biotechnology advisory services, custom blending, inventory management, and custom applications of crop inputs. United Agri Products maintains a comprehensive network of approximately 340 distribution and storage facilities and three formulation and blending plants, strategically located throughout the United States and Canada. Additional information can be found on the company’s website, located at www.uap.com.

Safe Harbor Statement

This press release may contain statements that are forward looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission in its rules, regulations and releases. These statements include, but are not limited to, discussions regarding industry outlook, the Companies’ expectations regarding the performance of their business, their liquidity and capital resources and the other non-historical statements in the discussion and analysis. These forward-looking statements are based on management’s beliefs, as well as assumptions made by, and information currently available to, management. When used in this release, the words “believe,” “anticipate,” “estimate,” “expect,” “intend” and similar expressions are intended to identify forward-looking statements. Although management believes that the expectations reflected in these forward-looking statements are reasonable, it can give no assurance that these expectations will prove to have been correct. These statements are subject to certain risks, uncertainties and assumptions, including risks related to the seasonality of the Companies’ business and weather conditions in their markets, their substantial leverage and restrictions contained in their debt agreements, the possibility of liability for pollution and other damage that is not covered by insurance or that exceeds their insurance coverage, their dependence on rebate programs, and other risks identified and discussed under the caption “Risk Factors” in UAP Holdings’ Registration Statement on Form S-3 (File No. 333-131080) declared effective by the Securities and Exchange Commission on March 1, 2006 and in the other documents the Companies file with the Securities and Exchange Commission from time to time.

Contact

UAP Holding Corp.

Karla J. Kimrey, Vice President, Investor Relations of UAP Holding Corp.

+1-970-356-4400